Exhibit (h)(4)(ii)

Amendment To Transfer Agency And Shareholder Services Agreement

This Amendment To Transfer Agency And Shareholder Services Agreement, dated as of August 21, 2014 (“Amendment”), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and the investment trusts listed below executing this agreement, on their own behalf and on behalf of the Portfolios listed on Schedule B to such agreement.

Background

The parties hereto previously entered into the Transfer Agency And Shareholder Services Agreement, dated as of December 5, 2013 (“Original Agreement”).  The parties intend to amend the Original Agreement with the terms set forth in this Amendment.

Terms

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1.                                      Modification to Original Agreement.  Section 13(a) is deleted and replaced in its entirety with the following:

(a)                                 This Agreement shall be effective on the Effective Date and continue, unless validly terminated pursuant to this Section 13 prior thereto, until December 31, 2014.

2.                                      Remainder of Original Agreement.  Except as specifically modified by this Amendment, all terms and conditions of the Original Agreement shall remain in full force and effect.

3.                                      Governing Law.  The governing law of the Original Agreement shall be the governing law of this Amendment.

4.                                      Entire Agreement.  This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Original Agreement.

5.                                      Facsimile Signatures; Counterparts.  This Amendment may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument.  The exchange of executed copies of this Amendment or of executed signature pages to this Amendment by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

BNY Mellon Investment Servicing (US) Inc.		TOUCHSTONE STRATEGIC TRUST
TOUCHSTONE TAX-FREE TRUST
By:	/s/ Mary Jean Milner	TOUCHSTONE INVESTMENT TRUST
Name:	Mary Jean Milner	TOUCHSTONE INSTITUTIONAL FUNDS TRUST
Title:	Managing Director	TOUCHSTONE VARIABLE SERIES TRUST
TOUCHSTONE FUNDS GROUP TRUST
On behalf of each Trust listed above and each Portfolio of each such Trust listed on Schedule B to the Original Agreement, each in its individual and separate capacity

		By:	/s/ Terrie Wiedenheft
		Name:	Terrie Wiedenheft
		Title:	Controller and Treasurer